Exhibit 99.1

BioLife Solutions Receives $1.9 Million from Exercise of Warrants

BOTHELL, Washington — October 30, 2017 —BioLife Solutions, Inc. (NASDAQ: BLFS), the leading developer, manufacturer and marketer of proprietary clinical grade cell and tissue hypothermic storage and cryopreservation freeze media, today announced the receipt of $1.9 million through the cash exercise of 393,070 common stock purchase warrants.  Each warrant was exercised to purchase one share of common stock for $4.75 per share. The warrants were originally issued as part of a financing completed in March 2014, and were exercised by several unaffiliated holders over the past six weeks.  No inducements or incentives were offered to the parties exercising the warrants.

Roderick de Greef, Chief Financial Officer, commented, “The $1.9 million of cash received from the exercise of these warrants enhances our balance sheet, when combined with the $2.3 million cash balance we reported at June 30, 2017.”

About BioLife Solutions

Our proprietary HypoThermosol® and CryoStor® platform of biopreservation media products are highly valued in the regenerative medicine, biobanking and drug discovery markets. These are serum-free, protein-free, fully defined, and formulated to reduce preservation-induced cell damage and death.  Our enabling, embeddable technologies provides commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function of cells, tissues, and organs.

For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

Cautions Regarding Forward Looking Statements

Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements concerning the company's anticipated business and operations, the potential utility of and market for its products and services, potential revenue growth and market expansion, commercial manufacturing of our customers' products, and projected financial results. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of products; uncertainty regarding third party market projections; market volatility; competition; litigation; and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

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BioLife Solutions, Inc. Media & Investor Relations
Roderick de Greef
Chief Financial Officer
(425) 686-6003
rdegreef@biolifesolutions.com